Exhibit 99.1

(Nasdaq: BREL)

AT THE COMPANY	AT THE FINANCIAL RELATIONS BOARD
John L. Coker	Marilynn Meek — General Info (212) 445-8451
Vice President, Finance and Administration	Julie Tu — Analyst (212) 445-8456
and Chief Financial Officer
(301) 762-5260

FOR IMMEDIATE RELEASE:
April 23, 2003

BioReliance Corporation Announces First Quarter Results
Revenue and Net Income Set First Quarter Records

ROCKVILLE, MD, April 23, 2003 — BioReliance Corporation (Nasdaq:BREL) today announced that revenue for the first quarter ended March 31, 2003 increased to $20.8 million from $19.0 million for the same period in 2002. Net income for the first quarter totaled $2.3 million compared to $2.1 million for the same period in 2002. Diluted earnings per share for the first quarter were $0.26 compared to $0.24 for the first quarter of 2002.

Capers McDonald, BioReliance President and CEO, stated, “We are pleased to report a record first quarter for the Company. In addition to generating record revenues and profits for a first quarter, we have made substantial progress in developing the partnerships and commercial agreements that we believe will take our performance to the next level in future periods.”

Mr. McDonald continued, “During the first quarter we announced a major service arrangement with Lonza Biologics, one of the world’s leading contract manufacturing organizations. We are finding that this type of global, multi-year arrangement is becoming more prevalent and that we are in a strong competitive position to take advantage of such opportunities. These agreements benefit both our clients and BioReliance through enabling higher levels of service, capturing economies of scale and supporting a better informed understanding of client programs leading, among other benefits, to improved planning and execution.”

John Coker, Vice President and Chief Financial Officer, added, “Geographically, our European operations once again have led the way to this record performance. Revenues in this region were up 38%, while the resulting operating profits were up 55% compared to the first quarter of last year. On a global basis, we continue to serve new clients while providing higher levels of service for existing clients.”

Mr. McDonald concluded, “We expect our second quarter 2003 earnings to be between $0.33 and $0.37 per share on a diluted basis. These prospective results include positive annual rate adjustments from certain long-term contracts. We expect earnings for the full year to be between $1.37 and $1.43 per share. By working closely with our clients and understanding their needs, we are confident that we will see the strong second half of the year that is indicated by the annual results we are projecting. Nevertheless, we expect to continue to see slow growth in manufacturing revenue over the next few quarters as clients stretch out projects and we bring major new service offerings on line.”

BioReliance Corporation is a leading contract service organization (CSO) providing testing, development and manufacturing services for biologics and other biomedical products to biotechnology and pharmaceutical companies worldwide. The company believes that it is the largest provider of client contract services focused on the expanding biologics sector of the pharmaceutical industry.

This press release contains forward-looking statements that describe BioReliance’s future plans and objectives These statements include statements regarding the Company’s expectations for earnings during 2003. The risks and uncertainties are detailed from time to time in reports filed by BioReliance with the Securities and Exchange Commission, including in its Form 10-K filed on March 31, 2003 and include, but are not limited to, the following: (1) the dependence of BioReliance’s business strategy upon market acceptance of biologics, (2) the size and growth of the overall markets for biopharmaceuticals, including the amounts spent on research and development by biotechnology and pharmaceutical companies, (3) lower than expected returns on capital expenditures, (4) risks associated with the short-term nature of BioReliance’s contracts, (5) possible termination for convenience of government contracts, (6) the loss of significant contracts or customers, (7) difficulty in accurately predicting revenue due to the short-term nature of BioReliance’s contracts, (8) the success of BioReliance’s new contracts and whether they will contribute to revenue growth, (9) difficulty in managing changes associated with BioReliance’s growth, (10) inability to generate sufficient revenue to cover costs of its U.S. manufacturing facility, (11) increased competition associated with consolidations in the industry, (12) technological advancements by BioReliance or its competitors, (13) the inability to attract and retain qualified scientific and technical personnel, (14) potential civil and regulatory liabilities associated with BioReliance’s testing and manufacturing activities involving hazardous materials, (15) potential regulatory sanctions by the FDA, and (16) general economic and market conditions in the United States and in other countries in which BioReliance currently does business.

Financial tables follow.

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BIORELIANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$20,798	$19,013
Cost of Sales	12,546	11,022

Gross Profit	8,252	7,991
Expenses:
Selling, general and administrative	4,316	4,189
Research and development	216	262

Income from operations	3,720	3,540
Interest & other expense, net	133	233

Income before income taxes	3,587	3,307
Income tax provision	1,327	1,210

Net income	$2,260	$2,097

Earnings per share – basic:
Net income per common share outstanding	$0.27	$0.25

Weighted average common shares outstanding	8,483	8,399

Earnings per share – diluted:
Net income per common & common equivalent shares outstanding	$0.26	$0.24

Weighted average common & common equivalent shares outstanding	8,839	8,831

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)

	March

	2003	2002

Cash and cash equivalents	$35,547	$28,626
Accounts receivable	$24,430	$20,221
Total assets	$106,170	$91,789
Total liabilities	$31,485	$28,401
Stockholders’ equity	$74,685	$63,388